SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 7, 2005

LOUD TECHNOLOGIES INC.

(Exact name of registrant as specified in charter)

Washington	0-26524	91-1432133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

LOUD TECHNOLOGIES INC.
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072

(Address of principal executive offices) (Zip Code)

(425) 487-4333

(Registrant’s telephone number, including area code)

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 7, 2005, LOUD Technologies Inc. (the “Company” or “LOUD”) announced the merger of SLM Merger Corp., a Missouri corporation and an indirect wholly owned subsidiary of LOUD, with and into St. Louis Music, Inc. (“St. Louis Music”), a Missouri corporation, in accordance with the Acquisition Agreement (the “Acquisition Agreement”), dated as of March 4, 2005, by and among the Company, SLM Holding Corp., SLM Merger Corp. and St. Louis Music (the “Merger”).  As a result of the Merger, St. Louis Music is now an indirect wholly owned subsidiary of LOUD.

Pursuant to the Acquisition Agreement, all of the issued and outstanding shares of St. Louis Music have been converted into the right to receive $37.2 million in cash (subject to adjustment), and 396,792 shares of the common stock of LOUD for a purchase price of $38.4 million.  The Company and Sun Capital Partners III QP, LP, an affiliate of Sun Capital Partners and LOUD’s principal shareholder, are providing a guaranty of the payment of certain post-closing cash consideration to the shareholders of St. Louis Music.

Sun Capital Partners III QP, LP has guaranteed a $40 million revolving short-term demand credit facility provided to SLM Merger Corp. to finance the acquisition of St. Louis Music and for future working capital.  Following the Merger, LOUD intends to refinance its existing credit facilities (including the SLM Merger facility) and to extinguish Sun Capital Partners III QP’s guarantee.

The foregoing description of the Merger is qualified in its entirety by reference to the Acquisition Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

A copy of LOUD’s press release announcing the Merger is attached hereto as Exhibit 99.1.

About St. Louis Music, Inc.

St. Louis Music, Inc. is an 82 year old family-owned manufacturer, distributor and importer of branded musical instruments, accessories and equipment. The Company’s products include world-renowned Ampeg bass guitar amplifiers, Crate amplifiers, Crate Audio sound reinforcement equipment, Alvarez guitars and string instruments, and Knilling orchestral string instruments. In addition, St. Louis Music is one of the largest distributors of branded music accessory products.

About LOUD Technologies Inc.

LOUD Technologies Inc. develops professional audio products under the brands Mackie, EAW, EAW Commercial, TAPCO, SIA Software and Acuma Labs. Products from LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post production facilities, sound reinforcement applications including churches and nightclubs, retail locations and on major musical tours.

Mackie, EAW, and TAPCO are registered trademarks of LOUD Technologies Inc. in the United States and other countries.

For more information please contact: LOUD Technologies Inc. – 16220 Wood-Red Road N.E. – Woodinville, WA 98072 – Phone: (425) 487-4333 – Fax: (425) 487-4337 – Internet: www.loudtechinc.com

Item 3.02 Unregistered Sales of Equity Securities.

In connection with the Merger and pursuant to the Acquisition Agreement described in Item 2.01 of this Current Report, the Company issued 396,792 shares of common stock to Edward Kornblum, one of the shareholders of St. Louis Music.  The shares were issued in a private placement and were not registered under the Securities Act of 1933.  As a result, the shares are “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The certificate evidencing the shares contain a legend stating the same.  These securities were issued by the Company in reliance upon an exemption from registration set forth in Section 4(2) of the Securities Act of 1933.  The issuance and sale of the shares were undertaken without general solicitation or advertising.  Mr. Kornblum represented to the Company that, among other items, that he was acquiring the shares for investment purposes only and not with a view toward public distribution.  Additionally, Mr. Kornblum acknowledged that the securities issued to him were “restricted securities.”

Item 5.01 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger and pursuant to the Acquisition Agreement described in Item 2.01 of this Current Report, effective as of March 7, 2005, Edward Kornblum was appointed Senior Vice President Entertainment & Artist Relations of the Company.  Mr. Kornblum joined St. Louis Music in 1997 after receiving his MBA degree from the University of Denver and served as Vice President of Brand Marketing and Artist Relations responsible for product branding, artist marketing, and monitoring industry trends.  Edward Kornblum is the son of Eugene Kornblum, President and Chief Executive Officer of St. Louis Music.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(c) Exhibits

The following exhibit is filed herewith:

2.1	Acquisition Agreement, dated March 4, 2005, by and among SLM Merger Corp., SLM Holding Corp., LOUD Technologies Inc. and St. Louis Music, Inc.

99.1	Text of Press Release, dated March 7, 2005, titled “LOUD Technologies Inc. Announces the Acquisition of St. Louis Music.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOUD TECHNOLOGIES INC.

By:	/s/ James T. Engen
James T. Engen
President and Chief Executive Officer

Dated:  March 7, 2005

EXHIBIT INDEX

Number	Description

2.1	Acquisition Agreement, dated March 4, 2005, by and among SLM Merger Corp., SLM Holding Corp., LOUD Technologies Inc. and St. Louis Music, Inc.

99.1	Text of Press Release, dated March 7, 2005, titled “LOUD Technologies Inc. Announces the Acquisition of St. Louis Music, Inc.”